FTE NETWORKS REPORTS EXTENSION OF INDEBTEDNESS AND

CONTINUING NEGOTIATIONS FOR POSSIBLE BUSINESS COMBINATION

NEW YORK, November 11, 2019 – FTE Networks, Inc. (NYSE American: FTNW) (“FTE” or the “Company”) today announced an amendment to the Debt and Series H Preferred Stock dated October 10, 2019 (the “Debt and Series H Agreement”), with Fred Sacramone and Brian McMahon, under which Messrs. Sacramone and McMahon released and discharged the Company and its affiliates from all but $28,000,000 (the “Remaining Indebtedness”) of the indebtedness owed to them by the Company and its affiliates. The Company also announced that negotiations for the previously disclosed possible business combination transaction are continuing.

First Amendment to the Debt and Series H Agreement

As previously disclosed in the Current Report on Form 8-K of the Company that was filed with the Securities and Exchange Commission on October 11, 2019, the Company’s Benchmark Builders, Inc. subsidiary and certain other assets of the Company were foreclosed upon by the lenders under that certain Amended and Restated Credit Agreement, dated as of July 2, 2019 (the “Credit Agreement”).

In connection with such foreclosure, as previously disclosed, the Company entered into the Agreement Regarding Debt and Series H Preferred Stock with Messrs. Sacramone and McMahon. The Debt and Series H Agreement provided for the Remaining Indebtedness to be automatically released and discharged as of December 31, 2019 unless (i) on or before November 10, 2019, the Company were to enter into a business combination transaction that enables the Company’s common stock to remain listed on the NYSE American stock exchange or the Company’s common stock is then listed on any other U.S. national securities exchange and (2) such business combination transaction were to be consummated on or before December 31, 2019 (such transaction, a “Qualified Business Combination”). The Debt and Series H Agreement also required Messrs. Sacramone and McMahon to sell their shares of Series H Preferred Stock to the Company for a nominal price in the event an agreement for a Qualified Business Combination were not entered into on or before November 10, 2019 and such Qualified Business Combination were not consummated on or before December 31, 2019.

On November 8, 2019, the Company and Messrs. Sacramone and McMahon entered into a First Amendment to the Debt and Series H Agreement (the “First Amendment”), pursuant to which the parties agreed (i) to extend the date by which an agreement for a Qualified Business Combination must be entered into from November 10, 2019 to December 31, 2019 and (ii) to extend the date by which a Qualified Business Transaction must close from December 31, 2019 to February 28, 2020, in order for the Remaining Indebtedness not to be released and discharged. If a Qualified Business Combination is not entered into and consummated, respectively, by such amended dates, the Remaining Indebtedness will be automatically released and discharged. Messrs. Sacramone and McMahon also agreed to extend their agreement to forbear from exercising any remedies against the Company in connection with the Remaining Indebtedness until February 28, 2020. In addition, pursuant to the First Amendment, the obligation of Messrs. Sacramone and McMahon to sell their shares of Series H Preferred Stock to the Company will not arise unless a Qualified Business Combination is not entered into and consummated, respectively, by such amended dates.

The foregoing summary of the Debt and Series H Agreement and the First Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such documents.

Possible Business Combination Transaction

On October 11, 2019, the Company announced that it had received a term sheet (the “Term Sheet”) concerning a proposed business combination transaction contemplating the contribution of a multi-billion portfolio of real estate related assets in exchange for a combination of common stock, preferred stock and warrants of the Company. As part of the proposed transaction, the Company would also acquire a public non-traded REIT with a portfolio of commercial development assets.

The Company is also evaluating a second proposed transaction which involves the contribution of a real estate portfolio of more than 3,000 rental home assets. The proposed transaction has been presented to the Board of the Company. The Company is negotiating the terms and conditions of definitive agreements to carry out the proposed business combination.

However, no definitive agreement has been reached concerning either proposed business combination transaction and there can be no assurance that any business combination will result from these negotiations

About FTE Networks, Inc.

FTE Networks, Inc. (“FTE”) through its subsidiaries Crosslayer and Juscom divisions provide technology solutions for smart building platforms, edge computing and network infrastructure solutions for residential and commercial properties. We create transformative smart platforms and buildings. FTE’s services are predicated on smart design and consistent standards that reduce deployment costs and accelerate delivery of leading edge projects and services. The Company works with Fortune 100/500 companies, including some of the world’s leading Telecommunications and IT Services Providers as well as REITs and Media Providers.

Forward-Looking Statements

This release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “believe,” “will,” “intends,” “expects,” and may include statements regarding matters that involve known or unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to differ materially from results expressed or implied by this release. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and market trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These risk factors and others are included from time to time in documents we file with the Securities and Exchange Commission, including but not limited to, our Form 10-K’s, Form 10-Q’s and Form 8-K’s. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Corporate Contact:

FTE Networks, Inc.

237 W. 35th Street, Suite 601

New York, NY 10001

(877) 850-4308

ir@ftenet.com

NYSE American: FTNW